UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 3, 2014 (March 27, 2014)

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement.

(a)           2014 Annual Incentive Plan.

The Board of Directors (the “Board”) of Carbon Natural Gas Company (“Carbon” or the “Company”) approved Carbon’s 2014 Annual Incentive Plan (the “2014 AIP”), including the performance criteria and specific measures and goals for Carbon’s executive officers and all other participants.  Under the 2014 AIP, any incentive rewards will be tied to six performance criteria: (i) EBITDA per Debt Adjusted Share Growth, (ii) Increase in Net Total Proved Reserves, (iii) Net Annual Production Growth, (iv) Lease Operating Expenses per Unit of Production, (v) General and Administrative Expense per Unit of Production and (vi) Finding and Development Cost per Unit of Reserve Additions.  Each of the performance criteria included in the 2014 AIP is tied to a percentage of the participant’s target bonus, which is expressed as a percentage of a participant’s base salary.  In addition to the target level, the 2014 AIP includes completion percentages for a range of performance levels, from a threshold level up to an outstanding level.

The 2014 AIP is administered by the Board and the Chief Executive Officer (for all participant awards other than his own award).  Participation of officers in the 2014 AIP is determined by the Board and the participation of other employees of Carbon and its subsidiaries in the 2014 AIP is determined by the Chief Executive Officer.  The Chief Financial Officer is responsible for verifying the performance calculation for the financial and operating performance measures in consultation with the President, who will be responsible for the estimation of the Company’s oil and gas reserves.  No awards will be made under the 2014 AIP unless a minimum 30% completion threshold is achieved for the total plan.   Any modifications to the 2014 AIP must be approved by the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON NATURAL GAS COMPANY

/s/ Patrick R. McDonald
Patrick R. McDonald, CEO
Dated: April 3, 2014